UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

(Amendment No. 2)*

Under the Securities Exchange Act of 1934

WINTHROP REALTY TRUST

(Name of Issuer)

Common Shares of Beneficial Interest

(Title of Class of Securities)

976391300

(CUSIP Number)

December 31, 2015

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (3-06)

CUSIP No. 976391300

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Value Investment Master Fund, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 0 common shares of beneficial interest

	7	Sole Dispositive Power

	8	Shared Dispositive Power 0 common shares of beneficial interest

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0 common shares of beneficial interest

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 976391300

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Value Advisors, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 0 common shares of beneficial interest

	7	Sole Dispositive Power

	8	Shared Dispositive Power 0 common shares of beneficial interest

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0 common shares of beneficial interest

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 976391300

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Value Capital Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 0 common shares of beneficial interest

	7	Sole Dispositive Power

	8	Shared Dispositive Power 0 common shares of beneficial interest

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0 common shares of beneficial interest

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 976391300

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Value Management, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 0 common shares of beneficial interest

	7	Sole Dispositive Power

	8	Shared Dispositive Power 0 common shares of beneficial interest

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0 common shares of beneficial interest

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 976391300

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Value Management GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 0 common shares of beneficial interest

	7	Sole Dispositive Power

	8	Shared Dispositive Power 0 common shares of beneficial interest

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0 common shares of beneficial interest

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 976391300

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Credit Strategies Master Fund Ltd.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 1,512,744 common shares of beneficial interest

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1,512,744 common shares of beneficial interest

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,512,744 common shares of beneficial interest

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 4.2%

12	Type of Reporting Person (See Instructions) CO

CUSIP No. 976391300

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Credit Master Fund Ltd.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 487,448 common shares of beneficial interest

	7	Sole Dispositive Power

	8	Shared Dispositive Power 487,448 common shares of beneficial interest

9	Aggregate Amount Beneficially Owned by Each Reporting Person 487,448 common shares of beneficial interest

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 1.3%

12	Type of Reporting Person (See Instructions) CO

CUSIP No. 976391300

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo ST Fund Management LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 2,000,192 common shares of beneficial interest

	7	Sole Dispositive Power

	8	Shared Dispositive Power 2,000,192 common shares of beneficial interest

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,000,192 common shares of beneficial interest

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 5.5%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 976391300

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo ST Operating LP

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 2,000,192 common shares of beneficial interest

	7	Sole Dispositive Power

	8	Shared Dispositive Power 2,000,192 common shares of beneficial interest

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,000,192 common shares of beneficial interest

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 5.5%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 976391300

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo ST Capital LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 2,000,192 common shares of beneficial interest

	7	Sole Dispositive Power

	8	Shared Dispositive Power 2,000,192 common shares of beneficial interest

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,000,192 common shares of beneficial interest

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 5.5%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 976391300

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). ST Management Holdings LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 2,000,192 common shares of beneficial interest

	7	Sole Dispositive Power

	8	Shared Dispositive Power 2,000,192 common shares of beneficial interest

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,000,192 common shares of beneficial interest

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 5.5%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 976391300

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Capital Spectrum Fund, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 97,507 common shares of beneficial interest

	7	Sole Dispositive Power

	8	Shared Dispositive Power 97,507 common shares of beneficial interest

9	Aggregate Amount Beneficially Owned by Each Reporting Person 97,507 common shares of beneficial interest

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.3%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 976391300

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Capital Spectrum Advisors, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 97,507 common shares of beneficial interest

	7	Sole Dispositive Power

	8	Shared Dispositive Power 97,507 common shares of beneficial interest

9	Aggregate Amount Beneficially Owned by Each Reporting Person 97,507 common shares of beneficial interest

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.3%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 976391300

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Capital Spectrum Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 97,507 common shares of beneficial interest

	7	Sole Dispositive Power

	8	Shared Dispositive Power 97,507 common shares of beneficial interest

9	Aggregate Amount Beneficially Owned by Each Reporting Person 97,507 common shares of beneficial interest

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.3%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 976391300

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo TR Opportunistic Ltd.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 189,119 common shares of beneficial interest

	7	Sole Dispositive Power

	8	Shared Dispositive Power 189,119 common shares of beneficial interest

9	Aggregate Amount Beneficially Owned by Each Reporting Person 189,119 common shares of beneficial interest

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.5%

12	Type of Reporting Person (See Instructions) CO

CUSIP No. 976391300

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Total Return Master Fund LP

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 189,119 common shares of beneficial interest

	7	Sole Dispositive Power

	8	Shared Dispositive Power 189,119 common shares of beneficial interest

9	Aggregate Amount Beneficially Owned by Each Reporting Person 189,119 common shares of beneficial interest

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.5%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 976391300

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Total Return Management LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 189,119 common shares of beneficial interest

	7	Sole Dispositive Power

	8	Shared Dispositive Power 189,119 common shares of beneficial interest

9	Aggregate Amount Beneficially Owned by Each Reporting Person 189,119 common shares of beneficial interest

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.5%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 976391300

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo A-N Credit Fund (Delaware), L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 715,354 common shares of beneficial interest

	7	Sole Dispositive Power

	8	Shared Dispositive Power 715,354 common shares of beneficial interest

9	Aggregate Amount Beneficially Owned by Each Reporting Person 715,354 common shares of beneficial interest

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 2.0%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 976391300

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo A-N Credit Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 715,354 common shares of beneficial interest

	7	Sole Dispositive Power

	8	Shared Dispositive Power 715,354 common shares of beneficial interest

9	Aggregate Amount Beneficially Owned by Each Reporting Person 715,354 common shares of beneficial interest

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 2.0%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 976391300

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Capital Management, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 3,002,172 common shares of beneficial interest

	7	Sole Dispositive Power

	8	Shared Dispositive Power 3,002,172 common shares of beneficial interest

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,002,172 common shares of beneficial interest

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 8.2%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 976391300

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Capital Management GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 3,002,172 common shares of beneficial interest

	7	Sole Dispositive Power

	8	Shared Dispositive Power 3,002,172 common shares of beneficial interest

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,002,172 common shares of beneficial interest

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 8.2%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 976391300

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Principal Holdings II, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 97,507 common shares of beneficial interest

	7	Sole Dispositive Power

	8	Shared Dispositive Power 97,507 common shares of beneficial interest

9	Aggregate Amount Beneficially Owned by Each Reporting Person 97,507 common shares of beneficial interest

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.3%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 976391300

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Principal Holdings II GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 97,507 common shares of beneficial interest

	7	Sole Dispositive Power

	8	Shared Dispositive Power 97,507 common shares of beneficial interest

9	Aggregate Amount Beneficially Owned by Each Reporting Person 97,507 common shares of beneficial interest

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.3%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 976391300

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management Holdings, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 3,002,172 common shares of beneficial interest

	7	Sole Dispositive Power

	8	Shared Dispositive Power 3,002,172 common shares of beneficial interest

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,002,172 common shares of beneficial interest

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 8.2%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 976391300

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management Holdings GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 3,002,172 common shares of beneficial interest

	7	Sole Dispositive Power

	8	Shared Dispositive Power 3,002,172 common shares of beneficial interest

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,002,172 common shares of beneficial interest

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 8.2%

12	Type of Reporting Person (See Instructions) OO

Item 1.	(a)	Name of Issuer Winthrop Realty Trust
	(b)	Address of Issuer’s Principal Executive Offices 7 Bulfinch Place, Suite 500 Boston, Massachusetts 02114

Item 2.	(a)

Name of Person Filing
This statement is filed by (i) Apollo Value Investment Master Fund, L.P. (“Value Master Fund”), (ii) Apollo Value Advisors, L.P. (“Value Advisors”), (iii) Apollo Value Capital Management, LLC (“Value Capital Management”), (iv) Apollo Value Management, L.P. (“Value Management”), (v) Apollo Value Management GP, LLC (“Value Management GP”), (vi) Apollo Credit Strategies Master Fund Ltd. (“Credit Strategies”), (vii) Apollo Credit Master Fund Ltd. (“Credit Master Fund”), (viii) Apollo ST Fund Management LLC (“ST Management”), (ix) Apollo ST Operating LP (“ST Operating”), (x) Apollo ST Capital LLC (“ST Capital”), (xi) ST Management Holdings LLC (“ST Management Holdings”), (xii) Apollo Capital Spectrum Fund, L.P. (“Capital Spectrum”), (xiii) Apollo Capital Spectrum Advisors, LLC (“Capital Spectrum Advisors”), (xiv) Apollo Capital Spectrum Management, LLC (“Capital Spectrum Management”), (xv) Apollo TR Opportunistic Ltd. (“TR Opportunistic”), (xvi) Apollo Total Return Master Fund LP (“TR Master Fund”), (xvii) Apollo Total Return Management LLC (“TR Management”), (xviii) Apollo A-N Credit Fund (Delaware), L.P. (“A-N Credit”), (xix) Apollo A-N Credit Management, LLC (“A-N Credit Management”), (xx) Apollo Capital Management, L.P. (“Capital Management”), (xxi) Apollo Capital Management GP, LLC (“Capital Management GP”), (xxii) Apollo Principal Holdings II, L.P. (“Principal II”), (xxiii) Apollo Principal Holdings II GP, LLC (“Principal II GP”), (xxiv) Apollo Management Holdings, L.P. (“Management Holdings”), and (xxv) Apollo Management Holdings GP, LLC (“Management Holdings GP”).  Value Master Fund, Value Advisors, Value Capital Management, Value Management, Value Management GP, Credit Strategies, Credit Master Fund, ST Management, ST Operating, ST Capital, ST Management Holdings, Capital Spectrum, Capital Spectrum Advisors, Capital Spectrum Management, TR Opportunistic, TR Master Fund, TR Management, A-N Credit, A-N Credit Management, Capital Management, Capital Management GP, Principal II, Principal II GP, Management Holdings and Management Holdings GP are collectively referred to herein as the “Reporting Persons.”  Value Master Fund no longer holds any Common Shares of the Issuer and following this Amendment No. 2 to Schedule 13G, Value Master Fund, Value Advisors, Value Capital Management, Value Management, Value Management GP will no longer be included as Reporting Persons.

Credit Strategies, Credit Master Fund, Capital Spectrum, TR Opportunistic and A—N Credit each hold Common Shares of the Issuer.  Value Advisors serves as the managing general partner of Value Master Fund, and Value Capital Management serves as the general partner of Value Advisors.  Value Management serves as the manager of Value Master Fund, and Value Management GP serves as the general partner of Value Management.  ST Management serves as the investment manager for Credit Strategies and Credit Master Fund.  ST Operating is the sole member of ST Management.  The general partner of ST Operating is ST Capital.  ST Management Holdings is the sole member of ST Capital.  Capital Spectrum Advisors serves as the general partner of Capital Spectrum, and Capital Spectrum Management serves as the investment manager for Capital Spectrum.  TR Master Fund is the sole shareholder of TR Opportunistic, and TR Management serves as the investment manager for TR Master Fund.  A-N Credit Management serves as the investment manager for A-N Credit.

Capital Management serves as the sole member and manager of Value Management GP, ST Management Holdings, Capital Spectrum Management, TR Management and A-N Credit Management, and Capital Management GP serves as the general partner of Capital Management.  Principal II serves as the sole member and manager of Value Capital Management and Capital Spectrum Advisors, and Principal II GP serves as the general partner of Principal II.  Management Holdings serves as the sole member and manager of Capital Management GP, and Management Holdings GP serves as the general partner of Management Holdings.

(b)

Address of Principal Business Office or, if none, Residence
The principal office of Value Master Fund, Credit Strategies, Credit Master Fund, Capital Spectrum, TR Opportunistic and TR Master Fund is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1 1104, Cayman Islands.  The principal office of Value Advisors, Value Capital Management, Capital Spectrum Advisors, A-N Credit, Principal II and Principal II GP is One Manhattanville Road, Suite 201, Purchase, New York 10577.  The principal office of each of Value Management, Value Management GP, ST Management, ST Operating, ST Capital, ST Management Holdings, Capital Spectrum Management, TR Management, A-N Credit Management, Capital Management, Capital Management GP, Management Holdings and Management Holdings GP is 9 W. 57th Street, 43rd Floor, New York, New York 10019.

(c)

Citizenship
Value Advisors, Value Management, ST Operating, A-N Credit, Capital Management, Principal II and Management Holdings are each Delaware limited partnerships.  Value Capital Management, Value Management GP, ST Management, ST Capital, ST Management Holdings, Capital Spectrum Advisors, Capital Spectrum Management, TR Management, A-N Credit Management, Capital Management GP, Principal II GP and Management Holdings GP are each Delaware limited liability companies. Value Master Fund, Capital Spectrum and TR Master Fund are each exempted limited partnerships registered in the Cayman Islands.  Credit Strategies, Credit Master Fund and TR Opportunistic are each exempted companies incorporated in the Cayman Islands with limited liability.

(d)	Title of Class of Securities Common shares of beneficial interest (the “Common Shares”).
(e)	CUSIP Number 976391300

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
	Not applicable.
Item 4.	Ownership.
	(a)	Amount beneficially owned:
		Value Master Fund:	0
		Value Advisors:	0
		Value Capital Management:	0
		Value Management:	0
		Value Management GP:	0
		Credit Strategies:	1,512,744
		Credit Master Fund:	487,448
		ST Management:	2,000,192
		ST Operating:	2,000,192
		ST Capital:	2,000,192
		ST Management Holdings:	2,000,192
		Capital Spectrum:	97,507
		Capital Spectrum Advisors:	97,507
		Capital Spectrum Management:	97,507
		TR Opportunistic:	189,119
		TR Master Fund:	189,119
		TR Management:	189,119
		A-N Credit:	715,354
		A-N Credit Management:	715,354
		Capital Management:	3,002,172
		Capital Management GP:	3,002,172
		Principal II:	97,507
		Principal II GP:	97,507
		Management Holdings:	3,002,172
		Management Holdings GP:	3,002,172

Credit Strategies, Credit Master Fund, Capital Spectrum, TR Opportunistic and A-N Credit each disclaims beneficial ownership of all Common Shares of the Issuer included in this report other than the Common Shares held of record by such Reporting Person, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.  Value Master Fund, Value Advisors, Value Capital Management, Value Management, Value Management GP, ST Management, ST Operating, ST Capital, ST Management Holdings, Capital Spectrum Advisors, Capital Spectrum Management, TR Master Fund, TR Management, A-N Credit Management, Capital Management, Capital Management GP, Principal II, Principal II GP, Management Holdings and Management Holdings GP , and Messrs. Leon Black, Joshua Harris and Marc Rowan, the managers of Principal II GP, and the managers, as well as executive officers, of Management Holdings GP, each disclaim beneficial ownership of all Common Shares included in this report, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner

	of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.
(b)	Percent of class:
	Value Master Fund:	0.0%
	Value Advisors:	0.0%
	Value Capital Management:	0.0%
	Value Management:	0.0%
	Value Management GP:	0.0%
	Credit Strategies:	4.2%
	Credit Master Fund:	1.3%
	ST Management:	5.5%
	ST Operating:	5.5%
	ST Capital:	5.5%
	ST Management Holdings:	5.5%
	Capital Spectrum:	0.3%
	Capital Spectrum Advisors:	0.3%
	Capital Spectrum Management:	0.3%
	TR Opportunistic:	0.5%
	TR Master Fund:	0.5%
	TR Management:	0.5%
	A-N Credit:	2.0%
	A-N Credit Management:	2.0%
	Capital Management:	8.2%
	Capital Management GP:	8.2%
	Principal II:	0.3%
	Principal II GP:	0.3%
	Management Holdings:	8.2%
	Management Holdings GP:	8.2%

The percentage amounts are based on 36,425,084 Common Shares outstanding as of November 6, 2015, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 2014.

(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote: 0 for all Reporting Persons
	(ii)	Shared power to vote or to direct the vote:
	Value Master Fund	0
	Value Advisors:	0
	Value Capital Management:	0
	Value Management:	0
	Value Management GP:	0
	Credit Strategies:	1,512,744
	Credit Master Fund:	487,448
	ST Management:	2,000,192
	ST Operating:	2,000,192
	ST Capital:	2,000,192
	ST Management Holdings:	2,000,192

		Capital Spectrum:	97,507
		Capital Spectrum Advisors:	97,507
		Capital Spectrum Management:	97,507
		TR Opportunistic:	189,119
		TR Master Fund:	189,119
		TR Management:	189,119
		A-N Credit:	715,354
		A-N Credit Management:	715,354
		Capital Management:	3,002,172
		Capital Management GP:	3,002,172
		Principal II:	97,507
		Principal II GP:	97,507
		Management Holdings:	3,002,172
		Management Holdings GP:	3,002,172
	(iii)	Sole power to dispose or to direct the disposition of: 0 for all Reporting Persons
	(iv)	Shared power to dispose or to direct the disposition of:
		Value Master Fund:	0
		Value Advisors:	0
		Value Capital Management:	0
		Value Management:	0
		Value Management GP:	0
		Credit Strategies:	1,512,744
		Credit Master Fund:	487,448
		ST Management:	2,000,192
		ST Operating:	2,000,192
		ST Capital:	2,000,192
		ST Management Holdings:	2,000,192
		Capital Spectrum:	97,507
		Capital Spectrum Advisors:	97,507
		Capital Spectrum Management:	97,507
		TR Opportunistic:	189,119
		TR Master Fund:	189,119
		TR Management:	189,119
		A-N Credit:	715,354
		A-N Credit Management:	715,354
		Capital Management:	3,002,172
		Capital Management GP:	3,002,172
		Principal II:	97,507
		Principal II GP:	97,507
		Management Holdings:	3,002,172
		Management Holdings GP:	3,002,172

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒ WITH RESPECT TO VALUE MASTER FUND, VALUE ADVISORS, VALUE CAPITAL MANAGEMENT, VALUE MANAGEMENT, VALUE MANAGEMENT GP ONLY

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
Not applicable.

Item 8.	Identification and Classification of Members of the Group.
Not applicable.

Item 9.	Notice of Dissolution of Group.
Not applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 16, 2016

APOLLO VALUE INVESTMENT MASTER FUND, L.P.

By:	Apollo Value Advisors, L.P.
its managing general partner

By:	Apollo Value Capital Management, LLC
its general partner

	By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO VALUE ADVISORS, L.P.

By:	Apollo Value Capital Management, LLC
its general partner

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO VALUE CAPITAL MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO VALUE MANAGEMENT, L.P.

By:	Apollo Value Management GP, LLC
its general partner

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO VALUE MANAGEMENT GP, LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO CREDIT STRATEGIES MASTER FUND LTD.

By:	Apollo ST Fund Management LLC
its investment manager

	By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO CREDIT MASTER FUND LTD.

By:	Apollo ST Fund Management LLC
its investment manager

	By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO ST FUND MANAGEMENT LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO ST OPERATING LP

By:	Apollo ST Capital LLC
its general partner

	By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO ST CAPITAL LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

ST MANAGEMENT HOLDINGS LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO CAPITAL SPECTRUM FUND, L.P.

By:	Apollo Capital Spectrum Advisors, LLC
its general partner

	By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO CAPITAL SPECTRUM ADVISORS, LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO CAPITAL SPECTRUM MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO TR OPPORTUNISTIC LTD.

By:	Apollo Total Return Master Fund LP
its sole shareholder

	By:	Apollo Total Return Advisors LP
its general partner

	By:		Apollo Total Return Advisors GP LLC
its general partner

		By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO TOTAL RETURN MASTER FUND LP

By:	Apollo Total Return Advisors LP
its general partner

	By:	Apollo Total Return Advisors GP LLC
its general partner

		By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO TOTAL RETURN MANAGEMENT LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO A-N CREDIT FUND (DELAWARE), L.P.

By:	Apollo A-N Credit Advisors (APO FC Delaware), L.P.
its general partner

	By:	Apollo A-N Credit Advisors (APO FC-GP), LLC
its general partner

		By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO A-N CREDIT MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO CAPITAL MANAGEMENT, L.P.

By:	Apollo Capital Management GP, LLC
its general partner

	By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO CAPITAL MANAGEMENT GP, LLC

By:		/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO PRINCIPAL HOLDINGS II, L.P.

By:		Apollo Principal Holdings II GP, LLC
its general partner

	By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO PRINCIPAL HOLDINGS II GP, LLC

By:		/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO MANAGEMENT HOLDINGS, L.P.

By:		Apollo Management Holdings GP, LLC
its general partner

	By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO MANAGEMENT HOLDINGS GP, LLC

By:		/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President